Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus Supplement on Form 424B5 of ClearBridge Energy Midstream Opportunity Fund Inc. of our report dated January 21, 2026, relating to the financial statements and financial highlights, which appears in ClearBridge Energy Midstream Opportunity Fund Inc.’s Certified Shareholder Report on Form N-CSR for the year ended November 30, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements”, “Financial Highlights” and “Senior Securities” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

February 9, 2026